Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2009,with respect to the consolidated financial statements included in the Annual Report of GeoResources, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of GeoResources, Inc. on Forms S-3 (File No. 33-144831, effective August 13, 2007; File No. 333-152041, effective June 30, 2008; and File No. 333-155681, effective November 25, 2008) and on Forms S-8 (File No. 333-145221, effective August 8, 2007 and File No. 333-149216, effective February 13, 2008).

/s/ Grant Thornton LLP

Houston, Texas

March 25, 2009